Exhibit 99.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

CEELOX INC.,

SEND GLOBAL CORPORATION

and

ITEKNIK HOLDING CORPORATION

Dated as of October 25, 2012

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ii

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Section 9.8	Governing Law.	35
Section 9.9	Headings.	35
Section 9.10	Counterparts.	35
Section 9.11	Assignment.	35
Section 9.12	Delivery by Electronic Transmission.	36

ARTICLE X.	DEFINITIONS.	36
Section 10.1	Definitions.	36
Section 10.2	Terms Generally.	43

Exhibits

Exhibit A-1	Form of Buyer Officer’s Certificate
Exhibit A-2	Form of Buyer Secretary’s Certificate
Exhibit B-1	Form of Employment Agreement
Exhibit B-2	Form of Consulting Agreement
Exhibit C-1	Form of Seller Officer’s Certificate
Exhibit C-2	Form of Seller Secretary’s Certificate
Exhibit D	Form of Bill of Sale
Exhibit E	Form of Domain Name Assignment

iii

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of October 25, 2012 by and among CEELOX INC., a Nevada corporation (“Buyer” or “Issuer,” as applicable), SEND GLOBAL CORPORATION, a Michigan corporation (“Send Global”), and ITEKNIK HOLDING CORPORATION, a Wyoming corporation (“Parent,” and together with Send Global, the “Sellers,” and each a “Seller”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

RECITALS:

WHEREAS, Send Global is in the business of providing wholesale and retail telecommunications services and products worldwide, including voice over Internet protocol origination and termination, A-Z routing and switching, wholesale carrier services, reseller billing and reporting, Web-based reseller solutions, prepaid calling card solutions, international cellular calling, and retail point of sale solutions (the “Business”);

WHEREAS, subject to the terms and conditions set forth herein, the Sellers desire to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer desires to purchase and acquire from the Sellers the Business, including all of the Sellers’ right, title and interest in and to all of the Purchased Assets (the “Acquisition”); and

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.

PURCHASE & SALE OF PURCHASED ASSETS

Section 1.1      Purchased Assets.  Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing, the Sellers shall sell, convey, transfer, assign and deliver to the Buyer (or its designee), and the Buyer (or its designee) shall purchase and acquire from the Sellers, free and clear of all Liens (other than Permitted Liens), all of the assets of the Business (other than Retained Cash (as defined below)), including all of the right, title and interest in and to all of the assets relating to the Business, or in which the Sellers have any right, title or interest relating to the Business, including the assets listed below (collectively, the “Purchased Assets”):

(a)       all accounts receivable, notes receivable and other receivables that relate to the Business;

(b)       all cash and cash equivalents of the Business other than an amount of cash necessary to pay those accounts payable set forth on Section 1.2(a) of the Disclosure Schedule (the “Retained Cash”);

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(c)       all equipment, computers, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets;

(d)       all intangible rights and property related to the Business, including all Intellectual Property and Information Technology, going concern value, goodwill, and telephone, telecopy and electronic mail addresses and listings;

(e)       all domain names and web sites related to the Business;

(f)        the Leased Real Property and all of the applicable Seller’s right, title and interest, if any, to the security deposits under the Lease;

(g)       all advertising and promotional materials;

(h)       all right, title and interest in, to and under all Contracts related to the operation of the Business;

(i)        all Permits necessary for the conduct of the Business;

(j)        all books, records, files and data, including records of and pertaining to the accounts of customers, carriers, suppliers and vendors of the Business;

(k)       all claims of the Sellers against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(l)        all readily available electronic data relating to the Business (including all data as far back in time as readily available but at least dating back to January 1, 2010) other than Personal Information, and all data in all computers included in the Purchased Assets existing as of the Closing Date other than Personal Information; and

(m)      all other assets currently used in or useful to the operation of the Business.

Section 1.2      Assumed Liabilities; Retained Liabilities.

(a)       On the terms set forth herein, on and after the Closing Date, Buyer shall assume, perform, pay, and discharge in full when due the following Liabilities of the Sellers (the “Assumed Liabilities”): (i) those accounts payable set forth on Section 1.2(a) of the Disclosure Schedule, (ii) deferred revenue reflected on the Financial Statements, and (iii) those operational Liabilities set forth on Section 1.2(a) of the Disclosure Schedule.

(b)       Buyer is assuming only the Assumed Liabilities and in no event shall the Buyer or any of its Affiliates be deemed to have assumed any other Liability of the Sellers or any of their Affiliates whatsoever (the “Retained Liabilities”).  Without limiting the generality of the foregoing, the Buyer is not assuming any obligation for, and shall have no responsibility with respect to, Taxes or Liabilities under any Seller Benefit Plan.  Other than in respect of the Employment Agreements and the Consulting Agreement, the Buyer shall be under no obligation

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to hire any of the Sellers’ employees and is not assuming: (i) any obligations or Liabilities with respect to any employees that the Buyer chooses not to hire; and (ii) any pre-Closing obligations or Liabilities with respect to any employees that the Buyer chooses to hire, in each case including any obligations for employment compensation, benefits or severance under any Seller Benefit Plan.

(c)       Notwithstanding any other provision of this Agreement, the obligations of the Sellers pursuant to this Section 1.2 with respect to the Retained Liabilities shall survive the Closing Date and the transactions contemplated by this Agreement.

Section 1.3      Purchase Price.  Upon the terms and subject to the conditions set forth in this Agreement (including the termination provisions of Article VIII), in consideration of, the sale and transfer of the Purchased Assets and other covenants of the Sellers contained herein:

(a)        The Buyer shall pay Parent an amount in cash equal to One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), less the Audit Adjustment Amount, if any, less the Audit Costs (the “Cash Payment”), as follows:

(i)        Not later than November 22, 2012, the Buyer shall pay Parent a non-refundable (except as provided in the first sentence of Section 8.2(c)) cash payment of One Hundred Twenty-Five Thousand Dollars ($125,000), less the Audit Costs;

(ii)       Not later than January 31, 2013, the Buyer shall pay Parent a second non-refundable cash payment of One Hundred Twenty-Five Thousand Dollars ($125,000); and

(iii)       on the Closing Date, the Buyer shall pay Parent an amount in cash equal to the remaining Cash Payment of One Million Five Hundred Thousand Dollars ($1,500,000), less the Audit Adjustment Amount, if any.

(b)       On the earlier of (x) the Closing Date, or (y) the date upon which this Agreement is terminated by Parent in accordance with Section 8.1(b) (and no Seller is in material breach of its representations, warranties, covenants and agreements under this Agreement which are capable of being cured), the Issuer shall issue to Parent Twelve Million (12,000,000) shares of Common Stock (the “Equity Payment”).  Notwithstanding the foregoing, on the Closing Date, the Buyer may, at its sole option and in lieu of making the Equity Payment to Parent, pay Parent an amount in cash equal to Five Hundred Thousand Dollars ($500,000) (the “Optional Cash Payment”). The Cash Payment together with either the Equity Payment or the Optional Cash Payment are referred to herein as the “Purchase Price.”

All payments made by the Buyer under this Section 1.3 shall be made by wire transfer of immediately available funds to an account specified in writing by Parent. For the avoidance of doubt, in no event shall the payments required by Section 1.3(a) be made in equity in lieu of cash.

Section 1.4      Purchase Price Adjustment.

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(a)       Cash Payment Adjustment.  In the event that the Buyer chooses not to exercise its termination rights under Section 8.1(d)(ii), the Purchase Price is subject to adjustment (an “Adjustment”) based on the Audit showing a material deviation from what is shown in the Financial Statements (the “Audit Adjustment Amount”), which shall be solely determined by the Auditors in accordance with the methodology set forth on Annex A. For purposes of this Agreement, there shall be no Adjustment unless and until the net aggregate amount of any deviations in the Audit exceeds $25,000 (the “Adjustment Basket”). Once the amount of the Adjustment Basket has been exceeded, the Purchase Price shall be adjusted in accordance with Section 1.3(a) for the entire Audit Adjustment Amount including the amount of any Adjustment that is below the Adjustment Basket. In no event shall any Audit Adjustment Amount exceed $87,500.

(b)       Equity Payment Adjustments.

(i)        In the event that the Equity Payment is made to Parent on the Closing Date in accordance with Section 1.3(b), if at any time between the seven (7) month anniversary of the Closing Date and the twenty-four (24) month anniversary of the Closing Date the aggregate value of the shares of Common Stock constituting the Equity Payment is not equal to at least $500,000 based upon a ten (10) day VWAP, then the Buyer shall pay Parent an amount in cash equal to the shortfall.

(ii)       In the event that the Equity Payment is made to Parent in accordance with Section 1.3(b), if at any time between the seven (7) month anniversary of the Closing Date and the twenty-four (24) month anniversary of the Closing Date the shares of Common Stock constituting the Equity Payment are prohibited by a Regulatory Authority from being resold or traded on any Trading Market, then the Buyer shall pay Parent an amount in cash equal to $500,000.

(c)       Copy of Audit.  As promptly as practicable following its completion, the Buyer shall deliver, or cause to be delivered, to Parent a copy of the Audit.

Section 1.5           Purchase Price Allocation.  The Purchase Price shall be allocated in a manner set forth on Section 1.5 of the Disclosure Schedule.  In connection with the determination of such schedule, the parties shall cooperate with each other and provide such information as any of them shall reasonably request.

Section 1.6      Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., EST, at a location to be determined, on the first Business Day after the six (6) month anniversary of the date hereof, or at such other date, time and place as Parent and the Buyer shall mutually agree.  The date of the Closing shall be referred to as the “Closing Date.”  The Sellers and the Buyer shall deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article VII hereof and as may reasonably be required to effect the transfer by the Sellers of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition.  All events which shall occur at the Closing shall be deemed to occur simultaneously.

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Section 1.7      Transfer Taxes.  The Sellers shall be responsible for the payment of any sales, use, transfer or similar taxes arising out of or in connection with the Acquisition.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the exceptions set forth in the Disclosure Schedule (each of which exceptions, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates) delivered herewith and dated as of the date hereof, the Sellers hereby represent and warrant to the Buyer as follows:

Section 2.1      Organization.  Each of Parent and Send Global is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Wyoming and Michigan, respectively. Each Seller has full corporate power and authority to (i) conduct the Business as now conducted, (ii) own, use, license and lease the Purchased Assets, and (iii) perform its obligations under all Contracts to which it is a party.  Each Seller is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of the Purchased Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 2.2      Authority.  Each Seller has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) hereto (the “Ancillary Agreements”) to which such Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements to which each Seller is a party have been or will be, as applicable, duly and validly executed and delivered by such Seller and, assuming the due authorization, execution and delivery hereof and thereof by each other party thereto, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

Section 2.3      No Conflict with Other Instruments.  The execution, delivery and performance by the Sellers of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the Organizational Documents of any Seller, (b) violate any provision of Law or any Order applicable to any Seller or any of the Purchased Assets, (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of any

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Seller under any Material Contract or (d) result in the creation or imposition of any Lien upon any of the Purchased Assets.

Section 2.4      Financial Statements.

(a)       Attached hereto as Section 2.4 of the Disclosure Schedule are the following financial statements of the Business (collectively the “Financial Statements”):  (i) the unaudited consolidated balance sheet and statement of income and statements of cash flow as of and for the fiscal year ended June 30, 2011; and (ii) the unaudited consolidated balance sheet and statement of income and statement of cash flow (the “Most Recent Financial Statements”) as of and for the fiscal year ended June 30, 2012  (the “Most Recent Fiscal Year End”).  The Financial Statements (including the notes thereto, where applicable) (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, (ii) were compiled from the books and records of the Business, and (iii) present truthfully, fairly and accurately in all material respects the financial condition of the Business as of such dates and the results of operations of the Business for such periods; provided, however, that the Financial Statements lack footnotes and other presentation items, which in the aggregate are not material.

(b)       The books of account and other financial records of the Business (i) are in all material respects complete and correct, and do not contain or reflect any known material inaccuracies, and (ii) have been maintained in accordance with reasonable business and accounting practices, subject, in each case, to the notes to the Financial Statements.

Section 2.5      No Undisclosed Liabilities.  Except as disclosed in Section 2.5 of the Disclosure Schedule, there are no known Liabilities of, relating to or affecting the Business or any of the Purchased Assets, other than (i) Liabilities fully and adequately reflected in the Most Recent Financial Statements and (ii) those incurred since the Most Recent Fiscal Year End in the ordinary course of business consistent with past practice.

Section 2.6      Absence of Changes.  Except as set forth in Section 2.6 of the Disclosure Schedule and except for actions taken in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements, since the Most Recent Fiscal Year End through the date hereof:

(i)        there has not been any Material Adverse Effect, and, to the Seller’s Knowledge, no event has occurred that will, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(ii)       neither Seller has sold, leased, transferred, or assigned any material assets, tangible or intangible;

(iii)       there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Purchased Assets;

(iv)       there has been no amendment to any of either Seller’s Organizational Documents, and no Seller has effected or been a party to any

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recapitalization, refinancing, restructuring, merger, consolidation or other business combination, or reclassification of shares, stock split, reverse stock split or similar transaction;

(v)       neither Seller has (x) entered into or permitted any of the Purchased Assets to become bound by any Material Contract or (y) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

(vi)      except for actions taken in the ordinary course of business consistent with past practice, neither Seller has (x) acquired, leased or licensed any right or other asset from any other Person, (y) leased or licensed any right or other asset to any other Person, or (z) waived or relinquished any right, except for an immaterial right or other immaterial asset, that is a Purchased Asset;

(vii)      neither Seller has written off as uncollectible, or established any extraordinary reserve with respect to, any receivable or Indebtedness;

(viii)     neither Seller has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Liens, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practice;

(ix)      neither Seller has failed to pay any creditor any material amount owed to such creditor when due;

(x)       neither Seller has changed any of its method of accounting or accounting practices in any material respect;

(xi)      neither Seller has commenced or settled any Legal Proceeding, or received any written notice that any Person was commencing or threatening to commence a Legal Proceeding involving such Seller or the Business;

(xii)      except for actions taken in connection with the negotiation, execution or delivery of this Agreement and the Ancillary Agreements, neither Seller has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(xiii)     neither Seller has agreed or committed to take any of the foregoing actions.

Section 2.7      Real Property.

(a)       Neither Seller owns any real property.

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(b)       The Lease is the only real property currently leased, licensed or subleased by either Seller or otherwise used or occupied by either Seller (the “Leased Real Property”).  The Lease is in full force and effect and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, is valid, effective and enforceable in accordance with its terms.  There is not any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) under the Lease by Send Global or any guarantor of Send Global’s obligations thereunder (if any) or, to the Seller’s Knowledge, any other party under any of the Lease.  Except for the Lease, neither Seller holds any leasehold interests in any real property.  Except as set forth on Section 2.7(b) of the Disclosure Schedule, (i) no parties other than Send Global are physically occupying or using, or have a right to occupy or use, any Leased Real Property, (ii) the Leased Real Property is used only for the operation of the Business, (iii) the Leased Real Property constitutes all of the real property used or held for use by either Seller in the conduct of the Business, (iv) the Leased Real Property and the physical assets of the Sellers are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice, (v) the Leased Real Property is in compliance, in all material respects, with all applicable Laws and (vi) neither Seller will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination the Lease.

(c)       The Sellers have made available to the Buyer a true, correct and complete copy of the Lease and all documents in the Sellers’ possession relating to the Lease (including all sub-subleases, ground leases, underleases, master leases, recognition, non-disturbance and attornment agreements (or similar type agreements), estoppel certificates, letters of credit, amendments, modifications, supplements, renewals, extensions and guarantees relating to the Lease).

Section 2.8      Title; Sufficiency of Purchased Assets.

(a)       Each Seller has good, marketable and valid title to, or, in the case of leased Purchased Assets, valid leasehold interests in, the Purchased Assets free and clear of any Liens except Permitted Liens.

(b)       The Purchased Assets constitute all of the rights, contracts, property and assets, tangible and intangible, necessary to operate the Business in the manner presently operated by the Sellers.  All of the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted, and suitable in all material respects for their current use; provided, however, that the Buyer hereby acknowledges that it has been provided a reasonable opportunity to inspect such Purchased Assets to determine whether they are in good operating condition and repair.

Section 2.9      Intellectual Property.

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(a)       Section 2.9(a) of the Disclosure Schedule sets forth a complete and current list of registrations/patents and applications of Intellectual Property owned by the Sellers (“Seller Registered Intellectual Property”) (including all trademarks and service marks that the Sellers have used with the intent of creating or benefiting from any common law rights relating to such marks), and the owner of record, date of application or issuance, and relevant jurisdiction as to each.

(b)       The Sellers own all right, title and interest in and to, or have a valid and enforceable, transferable license to use, all Intellectual Property that is used in connection with the Business (the “Seller Intellectual Property”).  Each item of Seller Registered Intellectual Property is owned by the applicable Seller free and clear of any Liens.  No Seller Register Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

(c)       No present or former employee, officer or director of any Seller, or agent, outside contractor or consultant of any Seller, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Seller Intellectual Property.  To the extent that any Seller Intellectual Property has been developed or created by any Person other than a Seller, the applicable Seller has a written agreement with such Person with respect thereto and the applicable Seller has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property as disclosed under Section 2.9(c) of the Disclosure Schedule.

(d)       Section 2.9(d) of the Disclosure Schedule lists all Contracts (including all inbound Licenses) relating to the Seller Intellectual Property or to the right of a Seller to use the proprietary rights of any third party, other than standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available on reasonable terms to any Person.  To the Seller’s Knowledge, neither Seller is in breach of, nor has any Seller failed to perform under, any of the foregoing Contracts and Licenses in any material respect.

(e)       To the Seller’s Knowledge, the operation of the Business as currently conducted does not:  (i) infringe or misappropriate the Intellectual Property of any Person, (ii) materially violate any term or provision of any License or Contract concerning the Intellectual Property of any Person, or (iii) constitute unfair competition or an unfair trade practice under any Law, and neither Seller has received written notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of a Seller infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law.

(f)        To the Seller’s Knowledge, no Person is infringing or misappropriating any Seller Intellectual Property, and neither Seller (i) has asserted or threatened in writing or orally any claim against any Person alleging any infringement, misappropriation or violation of

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any Seller Intellectual Property and (ii) is aware of any facts or circumstances which could give rise to a such claim.

(g)       Each Seller presently takes commercially reasonable steps to protect such Seller’s rights in confidential information and trade secrets of such Seller or provided by any other Person to such Seller subject to a duty of confidentiality.

(h)       To the Seller’s Knowledge, none of the Seller Intellectual Property has been used, disclosed or appropriated to the detriment of a Seller for the benefit of any Person other than the applicable Seller and no employee, independent contractor, consultant or agent of a Seller has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of a Seller.

Section 2.10    Information Technology.  Except as set forth on Section 2.10 of the Disclosure Schedule:

(i)         all Information Technology currently used in connection with the operations of the Business is owned by or leased or licensed to a Seller.  As of the date hereof, no notice of material defect has been sent or received by any Seller in respect of any license or lease under which a Seller receives Information Technology;

(ii)        the Information Technology owned or leased by the Sellers has the capacity and performance necessary to fulfill the requirements it currently performs;

(iii)       all of the Information Technology owned by a Seller is held by such Seller as sole, legal and beneficial owner and is held free of all Liens; and

(iv)       none of the records, systems, controls and/or data used by the Sellers is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerized or not) which are not under the control of a Seller.

Section 2.11    Material Contracts.

(a)       Section 2.11(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies of which or, if none, reasonably complete and accurate written descriptions thereof, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to the Buyer prior to the execution of this Agreement), relating to the Business to which either Seller is a party or by which any of the Purchased Assets is bound (collectively, the “Material Contracts”):

(i)         any credit agreement, loan agreement, letter of credit, repurchase agreement, mortgage, security agreement, guarantee, pledge agreement, trust indenture,

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promissory note or other document or arrangement relating to the borrowing of money (whether as lender or borrower) or for lines of credit;

(ii)        all guarantees of any Indebtedness or other obligations to any Person, including any agreement of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person;

(iii)       any Contract for the sale or purchase of any material assets, material property or material rights;

(iv)       the Lease;

(v)        any Contract that is not terminable by the applicable Seller upon thirty (30) days (or less) notice without penalty or obligation to make payments based on such termination and which requires payments by the applicable Seller in excess of $25,000 per annum (either alone or pursuant to a series of related contracts);

(vi)       any Contract that expires, or may be renewed at the option of any Person other than the applicable Seller so as to expire, more than one (1) year after the date of this Agreement and which requires payments by the applicable Seller in excess of $25,000 per annum (either alone or pursuant to a series of related contracts);

(vii)      all Contracts that limit or contain restrictions on the ability of any Seller to sell any Purchased Assets;

(viii)     any Contract limiting or restraining any Seller from engaging or competing in any lines of business or geographical area or with any Person with respect to any business substantially similar to the Business;

(ix)       any material License or other agreement pertaining to the Seller Intellectual Property (except agreements for commercially available, off-the-shelf software);

(x)        all partnership, joint venture, shareholders’ or other similar Contracts;

(xi)       all intercompany Contracts, including management and administration agreements and cost and tax allocation agreements;

(xii)      any employment, severance, consulting, change of control or similar agreement;

(xiii)     all Contracts (other than employment-related agreements) between or among a Seller, on the one hand, and any current or former officer, director, shareholder or Affiliate of a Seller, on the other hand;

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(xiv)     any document granting any power of attorney with respect to the affairs of a Seller as it relates to the Business;

(xv)     without duplication of the any of the items above, any Contract requiring payments to or by a Seller of more than $25,000 in any year or $50,000 over the life of any such Contract; and

(xvi)     any other Contract which is material to the Business (collectively, the “Material Contracts”).

(b)       Each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and to the Seller’s Knowledge, each other party thereto.

(c)       Except as set forth in Section 2.11(c) of the Disclosure Schedule:

(i)         neither Seller has violated or breached, or committed any default under, any Material Contract in any material respect to which it is a party, and, to the Seller’s Knowledge, no other Person has violated, breached, or committed any default under any such Material Contract in any material respect;

(ii)        to the Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract;

(iii)       to the Seller’s Knowledge, neither Seller has waived any of its material rights under any Material Contract.

(d)       Except as set forth in Section 2.11(d) of the Disclosure Schedule, neither Seller has guaranteed or otherwise agreed to insure or become liable for, or pledged any of the Purchased Assets to secure, the performance or payment of any obligation or other Liability of, any other Person.

(e)       Neither Seller has Knowledge of any basis upon which any party to any Material Contract may object to (i) the assignment to the Buyer of any right under such Material Contract, or (ii) the delegation to or performance by the Buyer of any obligation under such Material Contract.

Section 2.12    Employees.

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(a)       A complete and accurate list of all current employees, officers, directors, contractors and consultants of the Business as of the date hereof, together with their position and current salary, is included in Section 2.12(a) of the Disclosure Schedule.

(b)       Except as described in Section 2.12(b) of the Disclosure Schedule, as of the date hereof, there are no outstanding offers of employment or engagement made to any individual by a Seller and there is no one who has accepted an offer of employment or engagement made by a Seller who has not yet taken up that employment or engagement.

(c)       Except as set forth on Section 2.12(c) of the Disclosure Schedule, no employee of the Business has an employment Contract. Except for any limitations of general application which may be imposed under applicable employment Laws, to the extent applicable, each Seller has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with such Seller’s severance pay policy.

(d)       No Legal Proceeding in respect of any employee of the Business is pending or, to the Knowledge of the Seller, threatened against any Seller by or on behalf of any past, present or prospective employee of a Seller, including any Legal Proceeding related to discrimination, harassment, retaliation, wrongful termination, refusal to hire, workers’ compensation or, disability or pursuant to any contract or tort theory.  To the extent applicable, each Seller has withheld and paid to (or is holding for payment not yet due) the appropriate Governmental and Regulatory Authority all amounts required by law or agreement to be withheld from the wages or salaries due to each of its employees.  To the extent applicable, each Seller has paid in full to all of its employees all wages, salaries, bonuses, benefits, commissions and other compensation due to them or otherwise arising under any law, plan, policy, practice, program or agreement and have not unlawfully withheld any such wages, salaries, bonuses, benefits, commissions or other compensation.  All amounts that a Seller is legally or contractually required to deduct from its employees’ salaries or transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or otherwise, have been duly paid into the appropriate fund or funds, and neither Seller has any outstanding obligation to make any such transfer or provision.

(e)       To the Seller’s Knowledge, each Seller is in compliance in all material respects with all applicable Laws relating to employment, including those Laws governing employment practices, the terms and conditions of employment, compensation, payment of wages, health and safety, labor relations and plant closings, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, Occupational Safety and Health Administration (OSHA), and Title VII of the Civil Rights Act of 1964, as amended, for its employees.

Section 2.13    Seller Benefit Plans.

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(a)       To the Seller’s Knowledge, each Seller Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

(b)       No Seller Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.  No Seller Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither a Seller nor any ERISA Affiliate has withdrawn at any time within the preceding six (6) years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to a Seller or any ERISA Affiliate.

(c)       Except as described on Section 2.13(c) of the Disclosure Schedule, to the Seller’s Knowledge, neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of a Seller or with respect to any Seller Benefit Plan; (ii) increase any benefits otherwise payable under any Seller Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

Section 2.14    Compliance and Licenses.

(a)       Each Seller holds or has been issued all Permits necessary for the carrying on of the Business as carried on as of the Closing, including  all Permits required by the Federal Communications Commission. Each Seller and, to the Seller’s Knowledge, its employees have maintained and are in compliance in all material respects with the terms of all Permits required to be obtained by them in connection with the conduct of the Business.

(b)       To the Seller’s Knowledge, no Permit currently held by a Seller and necessary for the carrying on of the Business as carried on as of the Closing will not be renewed in whole or in part nor has any Seller received any notice that any material Permit is likely to be revoked, suspended or cancelled.

(c)       Within the last twelve (12) months of the date hereof, each Seller has operated and conducted the Business in all material respects in accordance with all applicable Laws applicable to the ownership of the Purchased Assets or operation of the Business, and no Legal Proceeding has been filed against any Seller alleging any failure to so comply.  Neither Seller has received any written communication from any Governmental or Regulatory Authority alleging that it is not in compliance with any Laws applicable to the ownership of the Purchased Assets or operation of the Business.

(d)       Neither Seller is the subject of any court-imposed, governmental or regulatory prohibition or injunction, and, to the Seller’s Knowledge, no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced.  Neither Seller has received notification that any investigation or inquiry is being, or has been, conducted

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by, or received any request for information from any governmental, regulatory or other authority, department, board, body or agency in respect of its affairs.

Section 2.15    Carriers and Suppliers.  No carrier or supplier has terminated or adversely changed in any material respect or, to the Seller’s Knowledge, has threatened to terminate or adversely change in any material respect its relationships with any Seller as it relates to the Business and, to the Seller’s Knowledge, there are no facts or circumstances, including the consummation of the Acquisition, that will adversely affect such relationships.

Section 2.16    Approvals.  Except as set forth in Section 2.16 of the Disclosure Schedule, no Approval from any Governmental Entity or any other Person under any Material Contract is required by or with respect to either Seller in connection with the execution and delivery by such Seller of this Agreement and the Ancillary Agreements, or the performance by such Seller of its obligations hereunder or thereunder.

Section 2.17    Tax.

(a)       To the Seller’s Knowledge, all Tax Returns required to be filed by or on behalf of each Seller have been duly filed on a timely basis and such Tax Returns were, when filed, true, complete and correct in all material respects.  All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are due and payable by a Seller with respect to items or periods covered by such Tax Returns (whether or not shown on such Tax Returns).  Except as set forth in Section 2.17(a) of the Disclosure Schedule, to the extent applicable, each Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.  There are no Liens on any of the Purchased Assets with respect to Taxes.

(b)       The amount of either Seller’s liabilities for unpaid Taxes for all periods through December 31, 2011 does not, in the aggregate, exceed the amount of the liability accruals for Taxes reflected on the Financial Statements, and the Most Recent Financial Statements properly accrue in accordance with GAAP all liabilities for Taxes of a Seller payable after December 31, 2011 attributable to transactions and events occurring prior to such date.  No liability for Taxes of a Seller has been incurred or material amount of taxable income has been realized (or prior to and including the Closing Date will be incurred or realized) after December 31, 2011 other than in the ordinary course of business.

(c)       No audit of the Tax Returns of or including either Seller by a Governmental Authority or Regulatory Authority is in process, threatened or, to the Seller’s Knowledge, pending.  To the Seller’s Knowledge, no deficiencies exist or have been asserted with respect to Taxes of either Seller, and neither Seller has received notice that such Seller has not filed a Tax Return or paid Taxes required to be filed or paid. Neither Seller is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against any Seller or any of its assets.

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(d)       Neither Seller is (or has it ever been) a party to any tax sharing agreement.  Since inception, neither Seller has been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

Section 2.18    Environmental Matters.  To the Seller’s Knowledge, no Environmental Permits are necessary to, or required for, the operation of the Business as currently conducted. Each Seller is in material compliance with (i) all terms, conditions and provisions of its Environmental Permits and (ii) all applicable Environmental Laws.

Section 2.19    Absence of Litigation.

(a)       Except as may be set forth on Section 2.19(a) of the Disclosure Schedule, no Legal Proceeding by or before any Governmental or Regulatory Authority is currently pending against or, to the Seller’s Knowledge, threatened against any Seller with respect to the Business, and neither Seller knows or has reasonable grounds to know of any basis for any Legal Proceedings.

(b)       Section 2.19(b) of the Disclosure Schedule sets forth each material Legal Proceeding with respect to the Business against any Seller initiated since January 1, 2011 that has since been fully adjudicated, settled, resolved or is otherwise no longer pending as of the date of this Agreement.

(c)       Neither Seller nor the Business is subject to any outstanding Order.

(d)       There are no Legal Proceedings pending or, to the Seller’s Knowledge, threatened, against any Seller (including any of the Purchased Assets) which would give rise to any right of indemnification on the part of any officer, manager, employee or agent of a Seller or the heirs, executors or administrators thereof against a Seller with respect to the Business.

Section 2.20    Related Party Transactions.  Except as set forth in Section 2.20 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the Purchased Assets; (b) no Related Party is, or has at any time since January 1, 2011 been, indebted to a Seller; (c) since January 1, 2011, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving a Seller; (d) no Related Party is competing, or has at any time since January 1, 2011 competed, directly or indirectly, with the Business; and (e) no Related Party has any claim or right against a Seller or any Purchased Assets.

Section 2.21    Accounts Receivable.

(a)       Section 2.21(a) of the Disclosure Schedule lists all known accounts receivables, notes receivables and other receivables of the Business as of June 30, 2012, including the relevant obligations and date of invoice in respect thereof, which (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective

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debtors enforceable in accordance with their respective terms, and (c) to the Seller’s Knowledge, are not subject to any valid set-off, counterclaim or rebate.

(b)       To the Seller’s Knowledge, the accounts and notes receivable of the Business reflected on the Financial Statements, and all accounts and notes receivable arising subsequent to June 30, 2012, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, and (c) are not subject to any valid set-off, counterclaim or rebate.

Section 2.22    Brokers or Finders.  Except as set forth on Section 2.22 of the Disclosure Schedule, no person is entitled to receive from either Seller any finder’s fee, brokerage or other commission in connection with this Agreement or the sale and purchase of all or part of the Purchased Assets.

Section 2.23    Accredited Investor.

(a)       Offering Exemption.  Parent understands that the shares of Common Stock representing the Equity Payment have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of Parent contained herein.

(b)       Knowledge of Offer.  Parent is familiar with the business and operations of the Issuer.

(c)       Knowledge and Experience; Ability to Bear Economic Risks.  Parent is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock of the Issuer contemplated by this Agreement.  Parent is able to bear the economic risk of its investment in the Issuer (including a complete loss of its investment).

(d)       Limitations on Disposition.  Parent understands that it must bear the economic risk of its investment in the Issuer indefinitely unless its shares of Common Stock are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such securities is qualified under applicable state securities laws or an exemption from such qualification is available.  Parent further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow Parent to transfer any or all of the shares of its Common Stock, in the amounts, or at the time Parent might propose; provided, however that, subject to Section 1.4(b)(ii), following the six (6) month anniversary of the Closing Date, the Buyer will use its best efforts to assist Parent in the removal of any legend on the certificate(s) representing the Common Stock which restrict Parent’s ability to resell such Common Stock.

Section 2.24    No Limitation; No Misleading Statements.

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(a)       No investigation or due diligence conducted by, or knowledge obtained by, the Buyer shall limit, modify or negate any of the foregoing representations and warranties.

(b)       No representation, warranty or other statement made herein or in the Disclosure Schedule by the Sellers and no statement contained in any certificate, list or other writing provided to the Buyer pursuant to this Agreement contains any known untrue statement of a material fact or omits a material fact necessary to make such statements contained herein or therein not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represent and warrant to the Sellers as follows:

Section 3.1      Organization.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Nevada.  The Buyer has full corporate power and authority to own, lease, license and operate its properties, to perform its obligations under all Contracts, and to carry on its business as now being conducted.  The Buyer is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which its conduct or nature of its business makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.2      Authority.  The Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and all Ancillary Agreements to which it is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer.  This Agreement and all Ancillary Agreements to which it is a party is a valid and binding obligation of the Buyer.

Section 3.3      Capitalization; Valid Issuance of Common Stock.  Upon their issuance pursuant to this Agreement, the shares of Common Stock representing the Equity Payment will be duly authorized, validly issued, and fully paid and nonassessable, free and clear of any Liens.  As of the date hereof, there exists no: (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any equity interest in the Issuer; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any equity interest in the Issuer; (c) agreement, conversion right, preemptive right or other right to subscribe for, purchase or otherwise acquire any equity interest in the Issuer; or (d) outstanding obligation of Issuer to repurchase, redeem or otherwise acquire, or register under the Securities Act, any outstanding equity interests in the Issuer.

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Section 3.4      No Conflict with Other Instruments.  The execution, delivery and performance by the Buyer of this Agreement and all Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the Organizational Documents of the Buyer, (b) violate any provision of Law or any Order applicable to the Buyer, or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Buyer under any Contract to which the Buyer is a party, except in the case of clauses (b) and (c), for such violations, breaches, defaults, terminations or accelerations which would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay the Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.5      Governmental Approvals.  No approval from any Governmental or Regulatory Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and all Ancillary Agreements to which it is a party, or the performance by the Buyer of its obligations hereunder or thereunder, except for such Approvals as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not reasonably be expected to, individually or in the aggregate, materially impair or materially delay the Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.6      Financial Ability.  The Buyer has the financial resources necessary to consummate the transactions contemplated by this Agreement, including the ability to pay (i) the Purchase Price and any adjustments thereto, and (ii) any and all fees and expenses in connection with the transactions contemplated by this Agreement. The Buyer acknowledges and affirms that it is not a condition to Closing or any of its other obligations under this Agreement that the Buyer obtain financing for or relating to any of the transactions contemplated hereby.

Section 3.7      Brokers or Finders.  Except for those amounts due to Endeavor Global Partners Corporation or an Affiliate thereof, no person is entitled to receive from the Buyer any finder’s fee, brokerage or other commission in connection with this Agreement or the Acquisition.

ARTICLE IV.

CONDUCT PRIOR TO THE CLOSING DATE

Section 4.1      Conduct of Business of the Sellers.  Except as set forth on Section 4.1 of the Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, each Seller agrees (unless such Seller is required to take such action pursuant to this Agreement or the Buyer shall give its prior consent in writing) to carry on its business in the usual, regular and ordinary course consistent with past practice, to pay or perform its Liabilities, Taxes and obligations consistent with the

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applicable Seller’s past practices (other than Liabilities, Taxes and other obligations, if any, contested in good faith through appropriate proceedings), to maintain in all material respects the Purchased Assets in their present order and condition (normal wear and tear excepted) and to deliver the Purchased Assets in such condition, to take all steps reasonably necessary to maintain the applicable Seller’s rights in and to the Seller Intellectual Property, and, to the extent consistent with such business, to use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, carriers, suppliers, vendors, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving its goodwill and ongoing businesses at the Closing Date.  In addition, each Seller shall, prior to the Closing, cooperate in good faith with the Buyer to facilitate the transition of such Seller’s customers, carriers, suppliers, vendors and distributors, including obtaining assignments, consents, and assurances from such third parties with respect to the Acquisition.  Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as set forth in the Disclosure Schedule or as required or expressly permitted by this Agreement or with the prior written consent of the Buyer, neither Seller shall do, cause or permit any of the following:

(a)       Contracts:  violate, amend or otherwise modify or waive any of the terms of any of its Material Contracts in any material respect;

(b)       Intellectual Property:  dispose of, license or transfer to any person or entity any rights to any Seller Intellectual Property;

(c)       Exclusive Rights:  enter into or amend any Contract pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Purchased Assets;

(d)       Dispositions:  sell, lease, license or otherwise dispose of or encumber any of the Purchased Assets, except for sales of products in the ordinary course of business consistent with past practice;

(e)       Payment of Obligations:  pay, discharge or satisfy any Liability arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements;

(f)        Capital Expenditures:  make any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $50,000 in the aggregate;

(g)       Employees:  Except for increases that do not exceed $25,000 per annum, individually, grant or announce any increase in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any employee of the Business which utilizes the assets of Send Global, including any increase or change pursuant to any Seller Benefit Plan, establish or increase or promise to establish or increase any benefits under or promise

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continuance of any Seller Benefit Plan or adopt or promise to adopt or announce any new Seller Benefit Plan.

(h)       Lawsuits:  commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the applicable Seller determines in good faith that failure to commence suit would result in the impairment of a valuable aspect of the Business, provided that the applicable Seller consults with the Buyer prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(i)        Taxes:  make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes; or

(j)        Other:  take or agree in writing or otherwise to take, any of the actions described by the foregoing.

Notwithstanding the foregoing, Parent shall notify the Buyer promptly in writing if either Seller acquires or agrees to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

Section 4.2      Conduct of the Business of the Buyer.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Buyer shall not, and shall not permit any of its Affiliates to take, or agree to commit to take, (a) any action that would or is reasonably likely to delay the receipt of, or impact the ability of a party to obtain, any approval or consent necessary for the consummations of the transactions contemplated by this Agreement and the Ancillary Agreements or (b) any action that would or is reasonably likely to impair or delay the Closing.

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.1      Access to Information.  Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, upon reasonable notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable attorney-client privileges, each Seller shall (a) give the Buyer and its Representatives reasonable access to all Books and Records of such Seller, which pertain to the assumed liabilities and/or Purchased Assets, during normal business hours, whether located on the premises of such Seller or at another location, provided that such Seller shall have the right to have a Representative present during any such inspection; (b) cause its officers to furnish the Buyer such financial, operating, technical and product data and other information of such Seller as the Buyer from time to time may reasonably request, including financial statements and schedules, for purposes of preparing to operate the Business following the Closing; provided, however, that such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of any Seller, in such Seller’s reasonable discretion.

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Section 5.2      Confidentiality.  The parties acknowledge that the Buyer and Parent have previously executed a non-disclosure agreement dated December 13, 2011 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 5.3      Approvals.  Each Seller, at its expense, shall use commercially reasonable efforts to obtain all Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements of such Seller as may be required in connection with the Acquisition so as to preserve all rights of and benefits to such Seller thereunder and the Buyer shall provide such Seller with such assistance and information as is reasonably required to obtain such Approvals.  To the extent that the Purchased Assets may not be transferred to the Buyer hereunder without the Approval of another Person which Approval has not been obtained, this Agreement shall not constitute an agreement to transfer the same if an attempted transfer would constitute a breach thereof or be unlawful, and each Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required Approval(s) as promptly as possible.  If any such Approval shall not be obtained or if any attempted transfer would be ineffective or would impair the Buyer’s rights so that the Buyer would not in effect acquire the benefit of all such rights, the applicable Seller, to the maximum extent permitted by Law, shall cooperate after the Closing with the Buyer in efforts to obtain for them the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with the Buyer in any other reasonable arrangement designed to provide such benefits to the Buyer.

Section 5.4      Termination of Liens.  Prior to the Closing, each Seller shall file, and execute and deliver, all documents necessary to release the Purchased Assets from any Lien (other than Permitted Liens), if any, and shall provide evidence reasonably satisfactory to the Buyer of the release of all such Liens, if required. In the event a Lien has not been terminated or prior to Closing and either the parties agree in writing or such Lien is immaterial, the applicable Seller shall effect termination of such Lien within a reasonable time thereafter, which period shall not to exceed ninety (90) days.

Section 5.5      Notice of Developments.  Parent shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to Parent, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any condition in Section 7 to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available to the party receiving such notice.

Section 5.6      Expenses.  Except as set forth in Section 1.7 (Transfer Taxes), all fees and expenses incurred in connection with the Acquisition, including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

Section 5.7      Public Disclosure.  Unless otherwise required by Law (including federal and state securities laws) prior to the Closing Date, no public disclosure (whether or not in

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response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by the Buyer and Parent in writing prior to release (such approval not to be unreasonably withheld or delayed) unless, in the reasonable opinion of counsel, required by Law, applicable stock exchange rule or any listing agreement. The parties hereto acknowledge and agree that each of the Buyer and Parent may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.

Section 5.8      Takeover Statutes.  If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the board of directors (or equivalent body) of Parent will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

Section 5.9      Electronic Data.  Prior to the Closing, the Sellers shall be permitted to delete any and all electronic data that does not relate to the Business that resides on any computer included in the Purchased Assets and shall use commercially reasonable efforts to provide the Buyer with electronic data included in the Purchased Assets relating exclusively to a Seller or the Business such that the Buyer shall have access to electronic data necessary to operate the Business in all material respects in the manner presently operated by the applicable Seller as of the Closing Date.

Section 5.10    Business Relationships.  After the Closing, the Sellers shall cooperate with the Buyer, at the Buyer’s sole expense, in its efforts to continue and maintain for the benefit of the Buyer those business relationships of the Sellers existing prior to the Closing and relating to the Business, including relationships with customers, carriers, suppliers and vendors of the Business, regulatory authorities, licensors and others.  After the Closing, each Seller shall deliver to the Buyer any mail or correspondence received by such Seller after the Closing Date that is related to the Business or Purchased Assets promptly upon such Seller’s receipt thereof.

Section 5.11    No Shop.

(a)       From and after the date hereof to the Closing Date or earlier termination of this Agreement pursuant to Section 8.1, except as permitted by Section 5.11(b), none of Parent nor any of its Affiliates, nor any of their respective Representatives, shall (a) make any offer or proposal to any third party to, directly or indirectly, (i) sell or otherwise transfer any Purchased Assets or (ii) effect any recapitalization, refinancing, restructuring, merger, consolidation or other business combination involving the Business or the Purchased Assets (any of the foregoing hereinafter referred to as an “Alternative Proposal”), (b) solicit or encourage the initiation of (including by way of furnishing or providing access to information) any inquiries or proposals regarding any Alternative Proposal, (c) have any discussions with or provide any non-public information or data to any third party that would encourage, facilitate or further any effort or attempt to make or implement an Alternative Proposal or (d) enter into any agreement with respect to any Alternative Proposal made by any third party.  Except as as permitted by Section

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5.11(b), Parent also agrees that it, its Affiliates and Representatives shall immediately cease and terminate any existing activities, discussions and negotiations with any parties other than the Buyer with respect to any of the foregoing, and Parent shall notify the Buyer immediately if any party presents an Alternative Proposal to Parent, its Affiliates or Representatives from and after the date hereof to the termination of this Agreement pursuant to Section 8.1.

(b)       Notwithstanding the foregoing, the Buyer hereby acknowledges that Parent is in negotiations with certain Persons (the “Other Parties”) which involves the transfer of the Purchased Assets, and, in connection therewith, such Other Parties delivered a draft agreement to Parent on October 5, 2012. Section 5.11(a) shall not apply to any transaction involving the Other Parties so long as no sale of the Purchased Assets shall be consummated prior to the Closing Date or earlier termination of this Agreement pursuant to Section 8.1.

Section 5.12    Use of Send Global Name.  As soon as practicable after the Closing Date, each Seller and their Affiliates shall cease using the name “Send Global” or any derivation thereof. As soon as reasonably practicable following the Closing Date, Send Global shall have filed with the Secretary of State in the applicable jurisdiction a certificate of amendment to the certificate of incorporation for Send Global Corporation executed by an authorized representative of Send Global, which when filed by Send Global shall effectuate the name change of Send Global Corporation; provided, however, that, in lieu of a name change, as soon as practicable after the Closing Date, Parent may cause Send Global to become inactive.  The Sellers and their Affiliates shall cooperate after the Closing with the Buyer in any efforts to obtain for them the use of the name “Send Global” or any derivation thereof.

Section 5.13    Non-Solicitation; Non-Competition.  For a period of three (3) years after the Closing Date, neither Seller shall engage in any of the following activities, either directly or indirectly (individually, or through or on behalf of another entity, as owner, partner, agent, employee, consultant, or in any other capacity):

(a)       on behalf of any Competitor (as defined in Section 10.1), seek, solicit, or attempt to establish a business relationship with a Person who (A) was a client, customer, supplier, reseller, distributor, storefront owner, employee, agent or representative of the Business during the twenty-four (24) months preceding the Closing Date, or (B) was solicited by a Seller during the twelve (12) months preceding the Closing Date to become a client, customer, supplier, reseller, distributor, storefront owner, employee, agent or representative of the Business (each, a “Client”);

(b)       hire, solicit, encourage, or engage in any activity to induce any employee of the Buyer or an Affiliate thereof to terminate his or her employment with the Buyer or an Affiliate thereof, or to become employed by, or to enter into a business relationship with, any other Person; provided, however, that the foregoing restriction shall not include general solicitations of employment or hiring of persons responding to general solicitations of employment (including general advertising via periodicals, the Internet and other media) not specifically directed towards employees of the Buyer or an Affiliate thereof.  For purposes of this Section 5.13, the term “employee” includes any individual who is an employee, agent of or

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consultant to the Buyer or an Affiliate thereof during the twelve (12) month period prior to the Closing Date;

(c)       establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, agent or representative of, or be a consultant to, any Competitor (as defined in Section 10.1); or

(d)       except as required in the normal course of duties for the Business, request, induce or attempt to limit or influence any Client or other business entity to limit, curtail, cancel or terminate any business it transacts with, or products it provides to or receives from the Buyer or any Affiliate thereof.

ARTICLE VI.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION PROVISIONS

Section 6.1      Survival of Representations and Warranties.

(a)       Each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement.  The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not be affected by any investigation conducted for or on behalf of the Buyer with respect thereto or any knowledge acquired by the Buyer or its officers, directors, employees or agents as to the accuracy or inaccuracy of any such representation or warranty.

(b)       Except to the extent a different period is expressly set forth herein, the representations, warranties, agreements and other provisions in this Agreement shall survive the Closing and shall terminate on the date which is eighteen (18) months after the Closing Date (the “Expiration Date”); provided that the representations and warranties set forth in (i) Sections 2.1 (Organization), 2.2 (Authority), 2.23 (Brokers or Finders), 3.1 (Organization), 3.2 (Authority) and 3.7 (Brokers or Finders) (collectively, the “Fundamental Representations”) shall survive indefinitely, and (ii) Sections 2.8 (Valid Title/Sufficiency of Assets), Sections 2.9 (Intellectual Property), and 2.17 (Tax) shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying claim, including any extensions or waivers thereof.

(c)       For the avoidance of doubt, this Article VI and all post-closing covenants and shall survive the Closing until all rights and obligations hereunder and thereunder shall have expired. In addition, any claims in connection with fraud, intentional misconduct or intentional misrepresentation shall survive indefinitely.

Section 6.2      Indemnification Provisions.

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(a)       Indemnification by the Sellers.  Subject to the limitations set forth herein, the Buyer and its officers, directors, employees, agents, and Affiliates (collectively, the “Buyer Indemnitees”) shall be indemnified and held harmless by the Sellers from and against any and all Losses incurred by the Buyer Indemnitees directly or indirectly as a result of:

(i)        any material or intentional inaccuracy or breach of a representation or warranty of the Sellers contained herein as of the date hereof or as of the Closing Date;

(ii)       any failure by the Sellers to perform or comply with any covenant contained herein that, in the case of any pre-Closing covenant, materially effects or frustrates the purpose of this Agreement; and

(iii)      any debt, claim, obligation or other Liability of the Sellers (including the Retained Liabilities and any Liability for any commission or compensation in the nature of a finder’s or broker’s fee, or any asserted Liability as a result of the performance of services by any broker or finder, for which the Sellers or any of their officers, employees or representatives are responsible).

(b)       Indemnification by the Buyer.  Subject to the limitations set forth herein, the Sellers and their officers, directors, employees, agents, and Affiliates (collectively, the “Seller Indemnitees”) shall be indemnified and held harmless by the Buyer from and against any and all Losses incurred by the Seller Indemnitees directly or indirectly as a result of:

(i)        any material or intentional inaccuracy or breach of a representation or warranty of the Buyer contained herein as of the date hereof or as of the Closing Date; and

(ii)       any failure by the Buyer to perform or comply with any covenant contained herein that, in the case of any pre-Closing covenant, materially effects or frustrates the purpose of this Agreement.

(c)       Third Party Claims.

(i)        The Seller Indemnitees or Buyer Indemnitees, as the case may be (the “Indemnified Party”), shall promptly notify the party or parties potentially liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against an Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance (the “Notice of Claim”).  The Indemnifying Party shall have the right (but not the obligation) to assume and control the defense of any Third Party Claim and to retain (at the Indemnifying Party’s expense) counsel of its choice, reasonably acceptable to the Indemnified Party, to represent the Indemnified Party.  Notwithstanding the Indemnifying Party’s election to appoint counsel to represent the

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Indemnified Party in any Third Party Claim, the Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall agree to and bear the reasonable fees, costs and expenses of such separate counsel, if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest.  The Indemnifying Party shall have ten (10) days from the receipt of the Notice of Claim to notify the Indemnified Party whether or not it desires to defend such Third Party Claim failing which the Indemnifying Party shall be deemed to have waived such option. The party assuming defense of a Third Party Claim is hereinafter referred to as the “Controlling Party” and the other party as the “Co-Party”.

(ii)        In defending the Third Party Claim, the Controlling Party shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. The Co-Party shall take such actions as reasonably necessary to cooperate with the Controlling Party and its counsel in defending such Third Party Claim.  The Controlling Party shall keep the Co-Party reasonably informed of the development of the underlying claim.  The Controlling Party shall allow the Co-Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.

(iii)       The Controlling Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of the Co-Party, provided that the Controlling Party shall (x) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (y) not encumber any of the material assets of an Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (z) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

(d)       Other Claims.  In the event the Indemnifying Party receives a notice of a claim for indemnity from the Indemnified Party pursuant to Section 6.2(a) or Section 6.2(b) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article VI.  If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article VI, and the Indemnifying Party shall pay the amount of such liability to the applicable Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith resolution of the disputed claim(s) for a period of not less than twenty (20) Business Days after the response is provided.  If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, the Indemnified Party shall be entitled to pursue any legal remedies available to the Indemnified

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Party against the Indemnifying Party with respect to the unresolved claim(s), subject to the terms and conditions of this Agreement.

(e)       Right of Set-off. Notwithstanding anything to the contrary contained herein, in the event that any Buyer Indemnitee has any claim under this Agreement for which it is entitled to indemnification as set forth in this Section 6.2, and such indemnification claim is not paid as and when required by this Agreement, and there is a final, nonappealable judgment requiring such indemnification payment, the Buyer shall have the right, in addition to the other rights it has under this Agreement, but not the obligation, in its sole and absolute discretion, to set-off or net the amount of such indemnification claim against any cash payment due to Parent in connection with an adjustment to the Equity Payment pursuant to Section 1.4(b).

(f)        Limitation on Liability.

(i)        No amount shall be payable for Losses by the Sellers to any Buyer Indemnitee under this Article VI unless and until the aggregate amount of actual Losses otherwise payable by the Sellers under this Article exceeds $25,000 (the “Indemnification Basket”). Once the amount of the Indemnification Basket has been exceeded, the Buyer Indemnitee shall be entitled to seek relief the entire amount of all claims including the amount of the claims that is below the Indemnification Basket.

(ii)       In no event shall any party have any liability to the other (including under this Section 6.2) for any consequential, special, incidental, or indirect damages or similar items, including diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof (other than consequential, special, incidental, indirect damages or similar items awarded to a third party pursuant to a Third Party Claim); provided that such limitation with respect to lost profits shall not limit either party’s right to recover contract damages in connection with the other party’s failure to close in violation of this Agreement.

(g)       Tax Treatment of Payments.  To the extent permitted by law, payments made under this Article VI shall be treated as adjustments to the Purchase Price.

(h)       Mitigation.  Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of an Indemnified Party to mitigate any Loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty or covenant of the Indemnifying Party hereunder.

(i)        Waiver of Bulk Sales Compliance.  The Buyer and the Sellers hereby waive compliance with the bulk sales Laws of any applicable jurisdiction, and the Sellers shall indemnify and hold harmless Buyer from and against any claims arising out of or due to the failure to comply with such bulk sales Laws.

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ARTICLE VII.

CONDITIONS TO THE CLOSING

Section 7.1      Conditions to Obligations of Each Party to Effect the Closing.  The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following condition:  no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition and the other transactions contemplated by this Agreement shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Acquisition and the other transactions contemplated by this Agreement.

Section 7.2      Additional Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Sellers:

(a)       Representations and Warranties.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct in all material respects as of such specified earlier date).

(b)       Performance.  The Buyer shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Buyer at or before the Closing.

(c)       Buyer Certificates.  The Buyer shall have delivered to Parent a certificate, dated the Closing Date and executed by the President or Chief Executive Officer of Buyer, substantially in the form set forth in Exhibit A-1 hereto, certifying that the matters set forth in Section 7.2(a) and (b) have been satisfied; and certificates, dated the Closing Date and executed by the Secretary of the Buyer, substantially in the form set forth in Exhibit A-2 hereto.

(d)       Employment Agreements.  The Buyer or a subsidiary thereof shall have executed and delivered employment agreements with those employees set forth on Section 7.2(d) of the Disclosure Schedule, substantially in the form set forth in Exhibit B-1 (the “Employment Agreements”).

(e)       Consulting Agreement.  The Buyer or a subsidiary thereof shall have executed and delivered a consulting agreement with Fred Wicks, substantially in the form set forth in Exhibit B-2 (the “Consulting Agreement”).

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Section 7.3      Additional Conditions to the Obligations of the Buyer.  The obligations of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Buyer:

(a)       Representations and Warranties.  The representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects (other than Section 2.6(i) (Absence of Material Adverse Effect) which shall be true and correct in all respects) as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct in all material respects as of such specified earlier date).

(b)       Performance.  The Sellers shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Sellers on or before the Closing Date.

(c)       Seller Certificates.  The Sellers shall have delivered to the Buyer certificates, dated the Closing Date and executed by the President or Chief Executive Officer of each Seller, substantially in the form set forth in Exhibit C-1 hereto, certifying that the matters set forth in Section 7.3(a) and (b) have been satisfied; and certificates, dated the Closing Date and executed by the Secretary of each Seller, substantially in the form set forth in Exhibit C-2 hereto.

(d)       No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event or change or circumstance that has had, will have, or could reasonably be expected to have a Material Adverse Effect on the Business.

(e)       Completion of Satisfactory Audit. The Auditors shall have completed the Audit and there shall be no material deviation from what is shown in the Financial Statements greater than $87,500, which shall be solely determined by the Auditors in accordance with the methodology set forth on Annex A.

(f)        Stockholder Approval.  Parent shall have obtained from its stockholders, at a meeting duly called and held for vote, approval of the Acquisition of the Purchased Assets.

(g)       Bill of Sale.  The Sellers shall have executed and delivered a Bill of Sale, substantially in the form set forth in Exhibit D.

(h)       Domain Name Assignments.  The applicable Seller shall have executed and delivered a Domain Name Assignment, substantially in the form set forth in Exhibit E.

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ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

Section 8.1      Termination.  Except as provided in Section 8.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date:

(a)       by mutual agreement of Parent and the Buyer;

(b)       by the Buyer or Parent if:  (i) the Closing has not occurred before 5:00 p.m. EST on the six (6) month anniversary of the date hereof (the “End Date”); provided, that if, as of the End Date, all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall have been satisfied or waived (other than conditions which by their terms are required to be satisfied or waived at the Closing), then the Buyer and Parent, by mutual written agreement, may extend the End Date until the date that is up to three (3) months from the initial End Date by providing written notice to the other parties (provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental or Regulatory Authority that would make consummation of the Acquisition illegal;

(c)       by either the Buyer or Parent if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Acquisition, by any Governmental or Regulatory Authority, which would (i) prohibit Buyer’s ownership or operation of all or any material portion of the Business or (ii) compel the Buyer to dispose of or hold separate all or any material portion of the Purchased Assets as a result of the Acquisition;

(d)       by the Buyer if: (i) it is not in breach of its representations, warranties, covenants and agreements under this Agreement which are capable of being cured, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any Seller, and such Seller is not using its commercially reasonable efforts to cure such breach, or have not cured such breach within ten (10) days after notice of such breach to such Seller, that would cause any of the conditions set forth in Section 7.3 not to be satisfied, and such condition is incapable of being satisfied by the End Date, or (ii) the Audit shows a material deviation from what is shown in the Financial Statements greater than $87,500, which shall be solely determined by the Auditors in accordance with the methodology set forth on Annex A; or

(e)       by Parent if neither Seller is in breach of its representations, warranties, covenants and agreements under this Agreement which are capable of being cured, and (i) there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Buyer, and the Buyer is not using its commercially reasonable

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efforts to cure such breach, or have not cured such breach within ten (10) days after notice of such breach to the Buyer, that would cause any of the conditions set forth in Section 7.2 not to be satisfied, and such condition is incapable of being satisfied by the End Date, or (ii) the Buyer fails to make any payment required by Section 1.3.

Section 8.2      Notice; Effect of Termination.

(a)       Any party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

(b)       Other than as set forth in Section 8.2(c), in the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Buyer or the Sellers, or their respective officers, directors or shareholders or Affiliates, provided, however, that nothing in this Agreement shall relieve either the Sellers or the Buyer from liability for willful breach or fraud.

(c)       In the event that the Audit material deviation exceeds $87,500 and this Agreement is terminated by the Buyer in accordance with Section 8.1(d)(ii) and the Audit was not completed prior to November 22, 2012, Parent shall reimburse the Buyer promptly, but in no event later than ten (10) days after the date of such termination, for any portion of the Cash Payment already paid by the Buyer to Parent pursuant to Section 1.3(a)(i). In the event that this Agreement is terminated by Parent in accordance with Section 8.1 and neither Seller is in material breach of its representations, warranties, covenants and agreements under this Agreement which are capable of being cured, (i) Parent shall be entitled to retain that portion of the Cash Payment already paid by the Buyer to Parent pursuant to Sections 1.3(a)(i) and 1.3(a)(ii), and (ii) the Buyer shall, at its sole option, either (x) issue to Parent promptly, but in no event later than ten (10) days after the date of such termination, those shares of Common Stock constituting the Equity Payment (subject to any adjustment thereto in accordance with Section 1.4(a)), or (y) pay to Parent an amount in cash equal to the Optional Cash Payment.

Section 8.3      Amendment.  No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all parties to this Agreement.

Section 8.4      Extension; Waiver.  At any time prior to the Closing Date, the Buyer and Parent may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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ARTICLE IX.

MISCELLANEOUS PROVISIONS

Section 9.1      Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to the Buyer, to:	Ceelox Inc. P.O. Box 305 Gardner, KS 66030-0305 Telephone No.: (913) 884-3705 Facsimile No.: (913) 491-1806 Attention: Mark Grannell, CEO

with a copy (which shall not constitute notice) to:	Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174-0208 Telephone No.: (212) 885-5000 Facsimile No.: (212) 885-5001 Attn: Jeffrey A. Rinde, Esq.

If to either Seller, to:	c/o iTeknik Holding Corporation 8615 Richardson Road Suite 200 Commerce Township, MI 48390 Telephone No.: (248) 366-7777 Facsimile No.: (248) 366-9912 Attn: Fredrick W. Wicks, Chairman and CEO

with a copy (which shall not constitute notice) to:	Law Offices of Paul J. Burkhart 800 Village Square Crossing Palm Beach Gardens, FL 33410 Telephone No.: 561-436-7306 Facsimile No.: 561-656-2070 Attn: Paul Burkhart, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery if such date of delivery is a Business Day, if not such notice will be deemed given on the next Business Day, (b) if delivered by facsimile transmission to the facsimile number as provided for in this

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Section 9.1, be deemed given upon facsimile confirmation unless such facsimile is received after 5:00 p.m. (recipient’s local time), in which case it shall be deemed delivered at 9:00 a.m. (recipient’s local time) on the next Business Day, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto; provided, however, that such notice will be effective on the later of (i) five (5) Business Days after such notice is delivered or (ii) the date specified in such notice.

Section 9.2      Entire Agreement.  This Agreement and the Exhibits and Schedules hereto, including the Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

Section 9.3      Further Assurances; Post-Closing Cooperation.  From time to time after the Closing Date, at the Buyer’s reasonable request, the Sellers shall execute and deliver or use commercially reasonable efforts to cause the execution and delivery of such other instruments of conveyance and transfer and take such other actions as the Buyer may reasonably request in order to (a) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to the Buyer of the Purchased Assets, and (b) convey, transfer to and vest in the Buyer and to put the Buyer in possession and operating control of all or any part of the Purchased Assets.  Without limiting the foregoing, in the event that following the Closing Date, any Accounts Receivable are received by or otherwise paid to either Seller, such Seller shall hold the same in trust for the Buyer and shall promptly (and in any event within five (5) Business Days of its receipt thereof) remit all funds received by it in respect of such Accounts Receivable to the Buyer without offset or reduction for any reason whatsoever.  Each Seller hereby constitutes and appoints, effective as of the Closing Date, the Buyer, its successors and assigns as the true and lawful attorney of such Seller with full power of substitution in the name of the Buyer or in the name of such Seller but for the benefit of the Buyer (a) to collect for the account of the Buyer all Accounts Receivable and any other item of Purchased Assets and (b) to institute and prosecute all proceedings which the Buyer may in its discretion deem proper in order to collect the Accounts Receivable or to assert or enforce any right, title or interest in, to or under the Purchased Assets and to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets.  The Buyer shall be entitled to retain for its own accounts any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

Section 9.4      Remedies.  Except as otherwise provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 9.5      Third Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted

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assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled under the terms of this Agreement to indemnity under Article VI.

Section 9.6      Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.7      Disclosure Schedule.  No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement, including any Section of the Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement.  Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 9.8      Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 9.9      Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10    Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 9.11    Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, but, no rights, obligations or liabilities hereunder shall be assignable by any party prior to Closing without the prior written consent of the other parties, and any purported assignment in violation of this Section 9.11 shall be null and void ab initio; provided, however, prior to the Closing, the Buyer may elect (upon written notice sent to Parent) to assign all or any part of its rights and obligations under this Agreement to any Subsidiary of the Buyer formed for such purpose and to cause such Subsidiary to perform the obligations of the Buyer under this Agreement; provided, further, that no such assignment shall

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otherwise vary or diminish any of Buyer’s obligations under this Agreement to the extent its Affiliate fails to duly perform the obligations of the Buyer under this Agreement.

Section 9.12    Delivery by Electronic Transmission.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense..

ARTICLE X.

DEFINITIONS

Section 10.1    Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any Person which controls, is controlled by or is under common control with, such Person, either directly or indirectly through one or more intermediaries, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of such Person’s voting securities or voting interests, by Contract or otherwise.

“Agreement” means this Agreement, including (unless the context otherwise requires) the Exhibits and the Disclosure Schedule and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Approval” means any approval, authorization, consent, permit, qualification, registration or filing with, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Audit” means the financial audit of the Business performed and completed by the Auditors prior to the Closing Date.

“Audit Costs” means $40,000, which represents the costs associated with the Audit.

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“Auditors” mean Rothstein Kass.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business or condition, financial or otherwise, of a Person, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans but excluding Personal Information.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means the common stock of Buyer, $0.00001 par value.

“Competitor” means any business which directly markets to customers of the Business (but excluding bulk marketing which inadvertently markets to customers of the Business) in an attempt to provide unified communications, prepaid calling card products or services or online banking, mobile banking or online bill pay services. For the avoidance of doubt, Postalpop, as it currently conducts business, shall not be considered a Competitor.

“Contract” means any written or oral contract, agreement, lease, instrument, order, arrangement, commitment or understanding of any nature.

“Disclosure Schedule” means the schedules delivered to the Buyer by or on behalf of the Sellers, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Sellers in Article II or otherwise.

“Environment” means air, surface water, ground water, or land, including land surface or subsurface, and any receptors therein such as persons, wildlife, fish, biota or other natural resources.

“Environmental Law” means any applicable federal, state, local or foreign environmental, health and safety (as such relates to the Environment) or other Law relating to the regulation of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, and the Federal Insecticide, Fungicide and Rodenticide Act.

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange and quotation service.

“Hazardous Material” means (a) any chemical, material, substance or waste containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any applicable Environmental Law; or (c) any other chemical, material, substance, pollutant or waste which is regulated as hazardous by any Governmental or Regulatory Authority under any applicable Environmental Law.

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Information Technology” means all computer hardware, software, microprocessors, networks, firmware and other information technology and communications equipment used in the operations of the Business.

“Insurance Policy” means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, workers’ compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors’ and officers’ liability, or other insurance policy of any nature.

“Intellectual Property” shall mean all of the following:  (i) trademarks and service marks, logos, trade names, corporate names and other indications of origin, together with all translations, adaptations, derivations, and combinations thereof, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formulae,

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methodologies, research and development, business methods, processes, technology, software (including any required passwords), interpretive code or source code, object or executable code, libraries, development documentation, compilers (other than commercially available compilers), programming tools, drawings, specifications and data) and applications, patents or grants in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, reexaminations, renewals and extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet websites, web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in websites; (vii) all rights under agreements relating to the foregoing; (viii) all books and records pertaining to the foregoing;  and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Knowledge” (or terms of similar import) means the actual knowledge of Fredrick W. Wicks, Jeffrey T. Lauzon, John N. Allen or Scott Pitcher after due inquiry of those individuals employed by the Business responsible for the matter being represented or warranted.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, common law, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Lease” means that certain Office Lease, dated as of October 1, 2012, by and between WMG Investments, Inc. and Send Global, concering the property located at 8615 Richardson Road, Suite 200, Walled Lake, MI 48390.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental or Regulatory Authority or any arbitrator or arbitration panel.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, asserted or unasserted, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity,

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adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Loss(es)” means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys incurred in connection with the investigation or defense of any Third Party Claims), net of any insurance proceeds actually received (without any adverse effect on the premiums paid for such insurance) or proceeds received by virtue of third party indemnification.

“Material Adverse Effect” means any circumstance, change, development, condition or event that is materially adverse to: (a) the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Business, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the effect of (i) any circumstance, change, development, condition or event arising out of or affecting the industry in which the Business operates generally, including seasonal changes, (ii) changes in general economic conditions, interest rates or securities markets in the U.S. or worldwide, (iii) changes in Law, GAAP or any Orders that apply generally to similarly situated Persons, (iv) any natural disaster, weather-related events or other acts of God, acts of war or terrorist activities or any escalation or worsening of any such acts of war or terrorist activities threatened or underway as of the date of this Agreement, or (v) changes resulting from compliance with the terms and conditions of this Agreement or from the announcement or pendency of the transactions contemplated hereby; provided, however, with respect to (i), (ii), (iii) and (iv), except to the extent that the Sellers are disproportionately affected relative to other participants in the industries in which the Sellers participate; or (b) either Seller’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Organizational Documents” means, as applicable, the certificate of incorporation, bylaws, and/or limited liability company agreement (or similar document) of any Person, as amended through the date hereof.

“Permits” means all licenses, permits, approvals, authorizations, variances, resale certificates, waivers or consents (including the expiration of any applicable waiting period) issued by a Governmental or Regulatory Authority.

“Permitted Liens” means (i) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, or (ii) possessory liens on inventory arising in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor,

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materials or supplies in an aggregate amount not to exceed $5,000 in the aggregate to Seller’s Knowledge.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Personal Information” means any personally identifiable information relating to the Business that either Seller is not authorized to transfer or disclose to the Buyer pursuant to applicable Privacy Laws.

“Privacy Laws” means all applicable international, federal, provincial, state and local laws, rules, regulations and governmental requirements now or hereafter in effect relating to privacy, data protection, confidentiality or security of personally identifiable information.

“Property Taxes” means all real property Taxes, personal property Taxes, intangible property Taxes and similar ad valorem Taxes.

“Related Party” means (a) each individual who is, or who has at any time been, an officer of either Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any entity (other than a Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

“Representatives” means, with respect to any Person, any of its officers, directors, employees, shareholders, attorneys, accountants, investment advisors, agents, representatives, or Affiliates.

“Seller Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored, maintained, contributed or required to be contributed to by a Seller or under which a Seller have any current or potential liability.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the

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time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.

“Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (a) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (b) any liability for the payment of amounts referred to in (a) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (c) any liability for amounts referred to in (a) or (b) as a result of any obligations to indemnify another person or as a result of being a successor in interest or transferee of another person.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, NYSE Amex Equities or the OTC Bulletin Board (or any successor to any of the foregoing).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:02 p.m. New York City time); (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date  (or the nearest preceding date) on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency

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succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Buyer and, following written notice of the Board of Directors’ determination of VWAP, if Parent notifies the Buyer in writing within three (3) Business Days of receipt of such notice that it disagrees with such determination of VWAP, by an independent appraiser mutually agreed upon by the Buyer and Parent, the fees and expenses of which shall be paid by Parent.

Section 10.2    Terms Generally.  The definitions in Section 10.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require.  All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require.  Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions).  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

CEELOX INC.

By:
Name: Mark Grannell
Title: CEO

SEND GLOBAL CORPORATION

By:
Name:
Title:

ITEKNIK HOLDING CORPORATION

By:
Name: Fredrick W. Wicks
Title: Chairman and CEO

[Signature Page to Asset Purchase Agreement]

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Annex A

Audit Material Deviation Methodology

For purposes of determining whether there is a material deviation from what is shown in the Financial Statements, the Auditors shall (i) only consider changes or differences in balances from what is shown in the Financial Statements to the extent such are related to the Purchased Assets and Assumed Liabilities, and (ii) adhere to the guidelines as to materiality in planning and performing an audit as required by GAAP and as set forth below.

Consideration of Materiality in Planning and Performing an Audit

Effective Date: For audits of fiscal years beginning on or after Dec. 15, 2010

INTRODUCTION

1.       This standard establishes requirements regarding the auditor's consideration of materiality in planning and performing an audit.1/

Materiality in the Context of an Audit

2.       In interpreting the federal securities laws, the Supreme Court of the United States has held that a fact is material if there is "a substantial likelihood that the …fact would have been viewed by the reasonable investor as having significantly altered the 'total mix' of information made available."2/ As the Supreme Court has noted, determinations of materiality require "delicate assessments of the inferences a 'reasonable shareholder' would draw from a given set of facts and the significance of those inferences to him …."3/

3.       To obtain reasonable assurance about whether the financial statements are free of material misstatement, the auditor should plan and perform audit procedures to detect misstatements that, individually or in combination with other misstatements, would result in material misstatement of the financial statements. This includes being alert while planning and performing audit procedures for misstatements that could be material due to quantitative or qualitative factors. Also, the evaluation of uncorrected misstatements in accordance with Auditing Standard No. 14, Evaluating Audit Results, requires consideration of both qualitative and quantitative factors.4/ However, it ordinarily is not practical to design audit procedures to detect misstatements that are material based solely on qualitative factors.

4.       For integrated audits, Auditing Standard No. 5, An Audit of Internal Control Over Financial Reporting That Is Integrated with An Audit of Financial Statements, states, "In planning the audit of internal control over financial reporting, the auditor should use the same materiality considerations he or she would use in planning the audit of the company's annual financial statements."5/

OBJECTIVE

5.       The objective of the auditor is to apply the concept of materiality appropriately in planning and performing audit procedures.

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CONSIDERING MATERIALITY IN PLANNING AND PERFORMING AN AUDIT

Establishing a Materiality Level for the Financial Statements as a Whole

6.       To plan the nature, timing, and extent of audit procedures, the auditor should establish a materiality level for the financial statements as a whole that is appropriate in light of the particular circumstances. This includes consideration of the company's earnings and other relevant factors. To determine the nature, timing, and extent of audit procedures, the materiality level for the financial statements as a whole needs to be expressed as a specified amount.

Note:  If financial statements for the audit period are not available, the auditor may establish an initial materiality level based on estimated or preliminary financial statement amounts. In those situations, the auditor should take into account the effects of known or expected changes in the company's financial statements, including significant transactions or adjustments that are expected to be reflected in the financial statements at the end of the period.

Establishing Materiality Levels for Particular Accounts or Disclosures

7.       The auditor should evaluate whether, in light of the particular circumstances, there are certain accounts or disclosures for which there is a substantial likelihood that misstatements of lesser amounts than the materiality level established for the financial statements as a whole would influence the judgment of a reasonable investor. If so, the auditor should establish separate materiality levels for those accounts or disclosures to plan the nature, timing, and extent of audit procedures for those accounts or disclosures.

Note:  Lesser amounts of misstatements could influence the judgment of a reasonable investor because of qualitative factors, e.g., because of the sensitivity of circumstances surrounding misstatements, such as conflicts of interest in related party transactions.

Determining Tolerable Misstatement

8.       The auditor should determine the amount or amounts of tolerable misstatement for purposes of assessing risks of material misstatement and planning and performing audit procedures at the account or disclosure level. The auditor should determine tolerable misstatement at an amount or amounts that reduce to an appropriately low level the probability that the total of uncorrected and undetected misstatements would result in material misstatement of the financial statements. Accordingly, tolerable misstatement should be less than the materiality level for the financial statements as a whole and, if applicable, the materiality level or levels for particular accounts or disclosures.

9.       In determining tolerable misstatement and planning and performing audit procedures, the auditor should take into account the nature, cause (if known), and amount of misstatements that were accumulated in audits of the financial statements of prior periods.

Considerations for Multi-location Engagements

10.      For purposes of the audit of the consolidated financial statements of a company with multiple locations or business units, the auditor should determine tolerable misstatement for the individual locations or business units at an amount that reduces to an appropriately low level the probability that the total of uncorrected and undetected misstatements would result in material misstatement of the consolidated financial statements. Accordingly, tolerable

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misstatement at an individual location should be less than the materiality level for the financial statements as a whole.

CONSIDERATIONS AS THE AUDIT PROGRESSES

11.      The auditor should reevaluate the established materiality level or levels and tolerable misstatement when, because of changes in the particular circumstances or additional information that comes to the auditor's attention, there is a substantial likelihood that misstatements of amounts that differ significantly from the materiality level or levels that were established initially would influence the judgment of a reasonable investor. Situations in which changes in circumstances or additional information that comes to the auditor's attention would require such reevaluation include:

a.	The materiality level or levels and tolerable misstatement were established initially based on estimated or preliminary financial statement amounts that differ significantly from actual amounts.

b.
Events or changes in conditions occurring after the materiality level or levels and tolerable misstatement were established initially are likely to affect investors' perceptions about the company's financial position, results of operations, or cash flows.

Note: Examples of such events or changes in conditions include (1) changes in laws, regulations, or the applicable financial reporting framework that affect investors' expectations about the measurement or disclosure of certain items and (2) significant new contractual arrangements that draw attention to a particular aspect of a company's business that is separately disclosed in the financial statements.

12.      If the auditor's reevaluation results in a lower amount for the materiality level or levels or tolerable misstatement than initially established by the auditor, the auditor should (1) evaluate the effect, if any, of the lower amount or amounts on his or her risk assessments and audit procedures and (2) modify the nature, timing, and extent of audit procedures as necessary to obtain sufficient appropriate audit evidence.

Note:  The reevaluation of the materiality level or levels and tolerable misstatement is also relevant to the auditor's evaluation of uncorrected misstatements in accordance with Auditing Standard No. 14.6/

1/Auditing Standard No. 14 establishes requirements regarding the auditor's consideration of materiality in evaluating audit results.

2/TSC Industries v. Northway, Inc., 426 U.S. 438, 449 (1976). Seealso Basic, Inc. v. Levinson, 485 U.S. 224 (1988).

3/TSC Industries, 426 U.S. at 450.

4/Appendix B of Auditing Standard No. 14.

5/Paragraph 20 of Auditing Standard No. 5.

6/Paragraph 17 of Auditing Standard No. 14.

[Effective pursuant to SEC Release No. 34-63606, File No. PCAOB-2010-01 (December 23, 2010)]

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Exhibit A-1

5

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Exhibit A-2

6

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Exhibit B-1

7

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Exhibit B-2

8

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Exhibit C-1

9

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Exhibit C-2

10

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Exhibit D

11

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Exhibit E

12

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